EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc., today announced financial results for the quarter ended March 31, 2020.

Financial Highlights Q3, 2019-20

●	Revenues clocked at PKR 1,159 million compared to PKR 1,436 million in corresponding quarter of last fiscal year

●	Company reported a gross profit of PKR 359 million compared to PKR 561 million in the corresponding period

●	Company reported net profit of PKR 201 million compared to 183 million last year

Revenues for the quarter ended March 31, 2020 decreased to PKR 1,159 million compared with PKR 1,436 million in same quarter of last year. The company reported gross profit of PKR 359 million compared to PKR 561 million in the comparative quarter of last fiscal year. The company posted a net profit of PKR 201 million or a profit of PKR 2.24 per diluted share in comparison of PKR 183 million or PKR 2.03 per diluted share in the same quarter of fiscal 2019.